                                [KPMG LETTERHEAD]



                CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
Mosaix, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-53677, 333-18577, 33-93948, 33-88544, 33-51620, 33-41199, 33-41197, and
33-36617) on Form S-8 of Mosaix, Inc. and subsidiaries (Company) of our reports dated January 29, 1999 relating to the consolidated balance sheets of the Company as of December 31, 1998 and 1997, and the related/consolidated statements of income and comprehensive income, shareholders' equity, and cash flows and the related financial statement schedule for each of the years in the three-year period ended December 31, 1998, which reports appear in the December 31, 1998 annual report on Form 10-K of the Company.

/s/ KPMG LLP

Seattle, Washington
March 11, 1999